SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AVATAR HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AVATAR

HOLDINGS INC.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 30, 2002

To the Stockholders of Avatar Holdings Inc.:

       The Annual Meeting of Stockholders of Avatar Holdings Inc. will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida on May 30, 2002, at 10:00 a.m. local time, for the following purposes:

      1. To elect ten directors.

2.	To approve the appointment of Ernst & Young LLP, independent accountants, to act as auditors for Avatar for the year ending December 31, 2002.

3.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on April 1, 2002 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

      Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE
POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU WISH.

By Order of the Board of Directors,

Juanita I. Kerrigan
Vice President and Secretary

Dated: April 30, 2002.

AVATAR HOLDINGS INC., 201 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134 (305) 442-7000

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 30, 2002

       This Proxy Statement and the enclosed form of proxy are furnished to the stockholders of Avatar Holdings Inc., a Delaware corporation (“Avatar”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Avatar for use at the Annual Meeting of Stockholders to be held at the place and time and for the purposes set forth in the annexed Notice of Annual Meeting of Stockholders.

VOTING RIGHTS AND PROXY INFORMATION

Record Date; Voting Rights

       Pursuant to the By-Laws of Avatar, the Board of Directors has fixed the close of business on April 1, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

      At the close of business on April 1, 2002, 8,788,358 shares of Common Stock, $1.00 par value, of Avatar (“Common Stock”), which constitutes the only class of voting securities of Avatar, were outstanding and entitled to vote. For each share of Common Stock held of record as of the close of business on April 1, 2002, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Election of Directors.” In accordance with Avatar’s By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

      At the close of business on April 1, 2002, $103,064,000 principal amount of Avatar’s 7% Convertible Subordinated Notes due 2005 (the “7% Notes”) were outstanding which are in the aggregate convertible into an aggregate of 3,241,006 shares of Common Stock. Ownership of 7% Notes does not entitle any holder thereof to any voting rights in connection with this Annual Meeting of Stockholders.

Proxies

       When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. If no such direction is specified, such shares will be voted: (1) FOR the election as directors of Avatar of the ten nominees named therein; (2) FOR approval of the appointment of Ernst & Young LLP, independent accountants, as auditors of Avatar for the year ending December 31, 2002; and (3) in connection with the transaction of such other business as properly may come before the meeting in accordance with the judgment of the person or persons voting the proxy. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of Avatar. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.

      Nominees for director will be elected by a plurality of the votes cast at the Annual Meeting by the holders of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder withheld authority to vote for such nominee(s) (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2002. Abstentions will have the same effect as votes against such proposals because the shares are considered present at the meeting but are not affirmative votes, and broker non-votes will not be counted in respect of the proposal.

      This proxy statement and the form of proxy enclosed herewith, and the accompanying Annual Report of Avatar for the fiscal year ended December 31, 2001, including financial statements, were first mailed to stockholders of record as of the close of business on April 1, on or about April 30, 2002.

      If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Avatar Common Stock as of April 1, 2002. Stockholders also may obtain an attendance card by submitting a written request to the Secretary of Avatar.

PRINCIPAL STOCKHOLDERS AND SECURITY

OWNERSHIP OF MANAGEMENT

Principal Stockholders

       The following table sets forth, as of April 1, 2002, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly.

		Amount and
		Nature of
		Beneficial		Percent of
Name of Beneficial Owner	Address of Beneficial Owner	Ownership(1)		Class

Odyssey Partners, L.P.	31 West 52nd Street New York, NY 10019	2,107,763	(2)(3)	24.0%
Sterling Capital Management LLC	301 South College Street, #3200 Charlotte, NC 28202	1,057,480	(4)	12.0%
Private Capital Management, L.P.	8889 Pelican Bay Blvd. #500 Naples, FL 34108	1,211,407	(5)	13.8%
EQSF Advisers, Inc./ M.J. Whitman Advisers, Inc.	767 Third Avenue New York, NY 10017	605,225	(6)	6.9%

     (1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

     (2) Does not include shares owned by Leon Levy, who is Chairman of the Board and a member of the Executive Committee of Avatar and is a general partner of Odyssey Partners, L.P., a Delaware limited partnership (“Odyssey”). Mr. Levy, Jack Nash, Stephen Berger, Joshua Nash, Brian Wruble and Nash Family Partnership, L.P., by virtue of being general partners of Odyssey, share voting and dispositive power with respect to the Common Stock owned by Odyssey and, accordingly, may each be deemed to own beneficially the Common Stock owned by Odyssey. Each of the aforesaid persons has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3(d)(1)) which exceeds the proportionate interest in the Common Stock which he or it may be deemed to own as a general partner of Odyssey. Avatar has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the Common Stock owned by Odyssey, a private investment partnership. Mr. Levy’s ownership of Common Stock is indicated in the table included in “Security Ownership of Management.”

     (3) By virtue of its present Common Stock ownership, Odyssey may be deemed to be a “control” person of Avatar within the meaning of that term as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (4) Does not include shares owned by Eduardo A. Brea, who is a nominee for election as a Director of Avatar and is a Partner and Managing Director of Sterling Capital. Mr. Brea’s ownership is indicated in the table included in “Security Ownership of Management.” The information as to shares of Common Stock was furnished to Avatar by Sterling Capital (a registered investment adviser), who disclaims beneficial ownership of such shares. Based upon information set forth in Amendment No. 2 to Schedule 13G, dated February 4, 2002, filed by Sterling Capital, its managing member, Sterling MGT, Inc., and its five individual controlling shareholders, such shares are held for the benefit of various clients; and Sterling Capital shares voting and dispositive power with its managing member and controlling shareholders.

     (5) Based upon information set forth in Amendment No. 1 to Schedule 13G, dated February 15, 2002, filed by Private Capital (a registered investment adviser), the aggregate amount beneficially owned is 1,211,407 shares, of which 1,207,407 shares are held for the benefit of various clients; the CEO and the President of Private Capital share voting and dispositive power with respect to shares managed by Private Capital; and beneficial ownership of such shares is disclaimed.

     (6) Based upon information set forth in Amendment No. 1 to Schedule 13G, dated March 6, 2002, EQSF Advisers, Inc. (“EQSF”) and M.J. Whitman Advisers, Inc. (“MJWA”), respectively, both registered investment advisers, are deemed to beneficially own 503,900 and 101,325 shares on behalf of investment advisory clients. Martin J. Whitman, Chairman of EQSF and MJWA, expressly disclaims beneficial ownership of such shares. EQSF has sole voting and dispositive powers with respect to the 503,900 shares beneficially owned, and MJWA has sole voting and dispositive powers with respect to 96,425 shares and sole dispositive power with respect to 4,900 shares beneficially owned.

Securities Ownership of Management

       The following table sets forth, as of April 1, 2002, information with respect to the outstanding shares of Common Stock beneficially owned by each present director, nominee for director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all present directors and executive officers of Avatar as a group. Except as otherwise indicated, all shares are owned directly.

	Amount and Nature of		Percent of
Name or Group	Beneficial Ownership(1)(2)		Class(2)

Leon Levy	3,014,689	(3)	32.0%
Eduardo A. Brea	5,257	(4)	*
Milton Dresner	3,644	(5)	*
Gerald D. Kelfer	234,433	(6)	2.6%
Martin Meyerson	2,347	(7)	*
Elizabeth B. Moynihan	100		*
Kenneth T. Rosen	1,000		*
Fred Stanton Smith	1,943	(8)	*
William G. Spears	45,820	(9)	*
Beth A. Stewart	None		*
Jonathan Fels	54,716	(10)	*
Michael Levy	55,345	(11)	*
Dennis J. Getman	10,000	(12)	*
Charles L. McNairy	314	(13)	*
All directors and executive officers as a group (consisting of 14 persons of whom 13 beneficially own shares of Common Stock)	3,424,508	(3)(5)(6)(7)(8)(9)(10)(11)(12)(13)	35.0%

     * Represents less than one percent.

     (1) The information as to securities owned by directors, officers and nominees was furnished to Avatar by such directors, officers and nominees.

     (2) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of April 1, 2002, there were 8,788,358 shares of Common Stock outstanding.

     (3) Includes 2,107,763 shares owned by Odyssey. Mr. Levy is a general partner of Odyssey and therefore may be deemed to own beneficially the shares of Common Stock owned by Odyssey. See Notes (2) and (3) to the preceding table included in “Principal Stockholders.” Also includes 628,930 shares issuable upon conversion of $20,000,000 principal amount of 7% Notes owned by Mr. Levy.

     (4) Represents 4,000 shares and 1,257 shares issuable on conversion of $40,000 principal amount of 7% Notes owned by Mr. Brea. Does not include 1,057,480 shares beneficially owned by Sterling Capital Management LLC, of which Mr. Brea is a Partner and Managing Director. See Note (4) to the preceding table included in “Principal Stockholders.”

     (5) Includes 3,144 shares issuable upon conversion of $100,000 principal amount of 7% Notes.

     (6) Represents 225,000 shares issuable upon exercise of options which are exercisable as of February 13, 2002 and 9,433 shares issuable upon conversion of $300,000 principal amount of 7% Notes.

     (7) Does not include 847 shares owned by Mr. Meyerson’s wife, as to which shares Mr. Meyerson disclaims beneficial ownership.

     (8) Includes 943 shares issuable upon conversion of $30,000 principal amount of 7% Notes.

     (9) Does not include 1,000 shares owned by Mr. Spears’ wife for her own account, as to which shares Mr. Spears disclaims beneficial ownership. Includes 16,000 shares held and 10,220 shares issuable upon conversion of $325,000 principal amount of 7% Notes held by an individual profit sharing plan, a charitable remainder trust and a family foundation, over which shares Mr. Spears has either sole or shared voting and investment power. Does not include 184,814 shares held and 260,710 shares issuable upon conversion of $8,290,600 principal amount of 7% Notes held by Spears Grisanti & Brown LLC, a registered investment adviser, of which Mr. Spears is Managing Partner.

     (10) Represents 50,000 shares issuable upon exercise of options which are exercisable as of February 19, 2002 and 4,716 shares issuable upon conversion of $150,000 principal amount of 7% Notes.

     (11) Represents 50,000 shares issuable upon exercise of options which are exercisable as of February 19, 2002 and 5,345 shares issuable upon conversion of $170,000 principal amount of 7% Notes.

     (12) Represents 10,000 shares issuable upon exercise of options which are exercisable as of February 19, 2002.

     (13) Represents 314 shares issuable upon conversion of $10,000 principal amount of 7% Notes.

1.   ELECTION OF DIRECTORS

       Ten directors are to be elected for the ensuing year and until their respective successors are duly elected and qualified. Stockholders have cumulative voting rights with respect to election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, ten votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as he wishes, either by so marking his ballot at the meeting or by specific voting instructions sent to Avatar with a signed proxy. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.

      All of the nominees were elected at the May 31, 2001 Annual Meeting of Stockholders except Eduardo A. Brea. The Board of Directors met eight times during 2001, including the annual meeting of directors held immediately following the 2001 Annual Meeting of Stockholders.

      The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

      The following table sets forth certain information with respect to each nominee for director. Except as otherwise indicated, each nominee has held his present occupation or occupations for more than the past five years and has not been principally employed by any subsidiary or affiliate of Avatar. There are no family relationships between any nominee, director or executive officer of Avatar.

		Principal Occupation or
Name	Age	Occupations and Directorships

Leon Levy Director since September 1980	76	Chairman of the Board of Avatar since January 22, 1981; General Partner, Odyssey Partners, L.P., a private investment partnership; Chairman of the Board of Oppenheimer funds; former Chairman of the Board (1974-1985) of Oppenheimer Management Corp.

Gerald D. Kelfer Director since October 1996	56	Vice Chairman of the Board of Avatar since December 1996, Chief Executive Officer since July 31, 1997, President since February 13, 1997 and Chairman of the Executive Committee since May 27, 1999; formerly a principal in Odyssey Partners, L.P., from July 1994 to February 1997; and Executive Vice President, Senior General Counsel and Director of Olympia & York Companies, from 1985 to 1994.

Eduardo A. Brea	35	Partner and Managing Director of Sterling Capital Management LLC since 2000; formerly Senior Vice President from 1995 to 2000.

Milton Dresner Director since July 1995	76	Founding Partner, The Highland Companies, since 1960, a diversified real estate development and management organization; Director: BioTime, Inc., Childtime Childcare.

		Principal Occupation or
Name	Age	Occupations and Directorships

Martin Meyerson Director since May 1981	79	President Emeritus and Professor of Policy and Planning, University of Pennsylvania, since February 1981, and President thereof from 1970 to 1981; President, FISCIT (Switzerland/U.S.); also, Chairman, University of Pennsylvania Foundation; Chairman, Marconi International Foundation; Director, Panasonic Foundation.

Elizabeth B. Moynihan Director since May 2001	72	Independent Director, Oppenheimer Funds, Inc., a subsidiary of Mass Mutual Financial Group, since 1992; author and lecturer on architectural history; various management positions with political and philanthropic organizations since 1954; current affiliations include membership in: Visiting Committee of the Freer Gallery of Art and Arthur M. Sackler Gallery, Smithsonian Institution, since 1990; Trustees Council, National Building Museum, Washington, DC, since 1992; Trustees Council, Preservation League of New York State, since 1981.

Kenneth T. Rosen Director since September 1994	53	Professor of Business Administration, since 1979, and Chairman of the Fisher Center for Real Estate and Urban Economics, since 1981, University of California, Berkeley; also, President, Rosen Consulting Group, a real estate consulting business, since 1990, and Chief Executive Officer of Lend Lease Rosen Real Estate Securities, a registered investment adviser, since February 1995; Director: Golden West Financial Corporation, The PMI Group, Inc.

Fred Stanton Smith Director since September 1980	73	Vice Chairman of the Board, The Keyes Company, a real estate brokerage, financing, management, insurance and development firm, since January 28, 1992; formerly President, The Keyes Company; Director, Eagle National Bank.

William G. Spears Director since May 1999	63	Principal, Spears, Grisanti & Brown LLC, a registered investment adviser, since July 1, 1999; formerly Chairman of the Board, from 1972 to June 30, 1999, Spears, Benzak, Salomon & Farrell, Inc., a registered investment adviser, which in April 1995 became a wholly-owned subsidiary of KeyCorp; also, Chairman of the Board, Key Asset Management (a subsidiary of KeyCorp), a registered investment adviser, from 1996 to 2000; Director: United HealthGroup Incorporated, Alcide Corporation.

Beth A. Stewart Director since May 2001	45	Chief Executive Officer since August 2001 and Co-Chairman since October 1999, Storetrax.com, a real estate internet company; President, Stewart Real Estate Capital, L.L.C., a real estate investment and consulting firm, since January 1993; Adjunct Professor, Columbia University Graduate School of Business, from 1994 to 1996; Director: General Growth Properties Inc., Imperial Parking Corporation.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Certain Committees of the Board

       To assist it in carrying out its duties, the Board of Directors has established various committees. Current committees and current members thereof are as follows:

Executive Committee	Audit Committee	Nominating Committee	Compensation Committee

Gerald D. Kelfer(1)(2) Leon Levy(2) Fred Stanton Smith	Kenneth T. Rosen(1) Milton Dresner Fred Stanton Smith Beth A. Stewart	Martin Meyerson(1) Elizabeth Moynihan Kenneth T. Rosen	William G. Spears(1) Milton Dresner Martin Meyerson Kenneth T. Rosen

     (1) Chairman

     (2) Officer of Avatar

Executive Committee

       The Executive Committee of the Board of Directors has authority to exercise most powers of the full Board of Directors in connection with matters which arise during the intervals between meetings of the Board of Directors. In addition to such other functions as are assigned to it from time to time by the Board of Directors, the Executive Committee also reviews and approves or recommends to the Board the compensation and terms of employment of officers and employees of Avatar’s subsidiaries whose base salaries exceed $150,000 per annum. As of May 31, 2001, the Executive Committee assumed the duties of the Community Affairs Committee, which was discharged and eliminated. As such, the Executive Committee monitors the reputation and standing in the community of Avatar and its subsidiaries and divisions and oversees the interaction of Avatar with the community. The Executive Committee met once during the fiscal year ended December 31, 2001.

Audit Committee

       The Audit Committee of the Board of Directors recommends to the Board of Directors the appointment of the independent auditors, subject to approval by the stockholders of Avatar; reviews the independent auditors’ report and management letters and reports to the Board of Directors with respect thereto; reviews with the internal auditors Avatar’s accounting policies and procedures, including its internal accounting controls and internal auditing procedures; determines whether there are any conflicts of interest in financial or business matters between Avatar and any of its officers or employees; and reviews the recommendations of the independent auditors. The Audit Committee also performs such other tasks as are assigned to it from time to time by the Board of Directors. In addition, the Committee considers whether the provision of certain non-audit services performed by the auditors is compatible with maintaining the auditors’ independence. The Audit Committee met five times during the fiscal year ended December 31, 2001. The Audit Committee is governed by a written charter approved by the Board of Directors.

      Audit Committee Report

       The following is the report of Avatar’s Audit Committee with respect to Avatar’s audited financial statements for the fiscal year ended December 31, 2001:

      The Committee has reviewed and discussed Avatar’s audited financial statements with management.

      The Committee has discussed with Ernst & Young LLP, Avatar’s independent auditors, the matters required to be discussed by SAS 61 (Communication with Audit Committees) regarding the auditors’ judgments about the quality of Avatar’s accounting principles as applied in its financial reporting.

      The Committee has also received written disclosures within the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young their independence.

      Based on the review and discussions referred to above, the Committee recommended to Avatar’s Board of Directors that its audited financial statements be included in Avatar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

March 13, 2002

AUDIT COMMITTEE

Kenneth T. Rosen, Chairman
Milton Dresner
Fred Stanton Smith
Beth A. Stewart

Nominating Committee

       The Nominating Committee of the Board of Directors was established as of May 31, 2001, for the purpose of recommending prior to each annual meeting of stockholders the individuals to constitute the nominees of the Board of Directors for election at such meeting; to review the qualifications of individuals for consideration as director candidates and recommend to the Board of Directors for its consideration the names of individuals for election by the Board; and to perform such additional tasks as may be assigned to it by the Board of Directors. The Nominating Committee met once during the fiscal year ended December 31, 2001.

Compensation Committee/Incentive Plan Committee

       The Compensation Committee of the Board of Directors determines the compensation of employees who are Directors of Avatar and all executive officers, administers incentive compensation plans and may perform such other tasks as assigned to it by the Board of Directors.

      Prior to May 31, 2001 the Incentive Plan Committee of the Board of Directors administered the Incentive Plan and the Executive Compensation Plan and approved grants thereunder. The Incentive Plan Committee selected the officers and other key employees to receive grants and/or awards and determined the form, amount and other terms and conditions of grants and/or awards. The Incentive Plan Committee met twice during the fiscal year ended December 31, 2001.

Directors’ Compensation

       Compensation of directors who are not salaried employees of Avatar is $17,500 per annum. A member of the Executive Committee who is not a salaried employee of Avatar receives a retainer of $2,000 per annum. Members and the Chairman of the Audit Committee receive additional compensation of $12,000 and $14,000 per annum, respectively. Members and the Chairman of the Nominating Committee receive additional compensation of $4,000 and $7,000 per annum, respectively. Members and the Chairman of the Compensation Committee receive additional compensation of $4,000 and $5,000 per annum, respectively.

Directors’ Attendance

       In fiscal year 2001 all of the incumbent directors attended 75% or more of the aggregate of their respective Board and Committee meetings except Beth A. Stewart who attended five of seven meetings due to commitments prior to her election to the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table sets forth information with respect to compensation of the Chief Executive Officer and the four other highest paid executive officers of Avatar whose total salary and accrued bonus was $100,000 or more for the year ended December 31, 2001, hereinafter referred to as the “Named Executive Officers”).

								Long-Term
								Compensation
		Annual Compensation						Awards

						Other(1)	Restricted	Securities
						Annual	Stock	Underlying
Name and Principal Position(s)	Year	Salary		Bonus		Compensation	Awards($)	Options(#)

Gerald D. Kelfer(2)	2001	$500,000	(2)	$500,000	(2)
Chairman of the	2000	500,000	(2)	439,726	(2)		1,096,900 (3)
Executive Committee,	1999	487,692	(2)	1,500,000	(2)(4)
Chief Executive Officer and President

Jonathan Fels(2)(5)(6)	2001	$400,000	(2)	$150,000
President, Avatar	2000	353,846	(2)	150,000
Properties Inc.	1999	304,808	(2)	285,000				50,000

Michael Levy(2)(5)(6)	2001	$400,000	(2)	$150,000
Executive Vice	2000	353,846	(2)	150,000
President and	1999	304,808	(2)	285,000				50,000
Chief Operating Officer, Avatar Properties Inc.

Dennis J. Getman(2)	2001	$250,000	(2)	$105,000
Executive Vice	2000	222,149		5,000
President and	1999	218,400		135,500				10,000
General Counsel

Charles L. McNairy	2001	$225,000		$5,000
Executive Vice	2000	212,721		5,000
President,	1999	184,500		37,500
Treasurer and Chief Financial Officer

[Additional columns below]

[Continued from above table, first column(s) repeated]

All Other
Name and Principal Position(s)	Compensation(7)

Gerald D. Kelfer(2)
Chairman of the
Executive Committee,
Chief Executive Officer and President

Jonathan Fels(2)(5)(6)	$2,550
President, Avatar	2,625
Properties Inc.

Michael Levy(2)(5)(6)	$2,550
Executive Vice	2,625
President and
Chief Operating Officer, Avatar Properties Inc.

Dennis J. Getman(2)	$2,550
Executive Vice	2,625
President and	2,500
General Counsel

Charles L. McNairy	$2,550
Executive Vice	2,625
President,	2,500
Treasurer and Chief Financial Officer

(1)	The Named Executive Officers also received automobile allowances and/or the use of company-leased automobiles. Avatar also provides group life, health, hospitalization and medical reimbursement plans which do not discriminate in scope, terms or operation in favor of officers and are available to all full-time employees. The aggregate value of these and any additional perquisite and other personal benefits cannot be specifically or precisely ascertained but do not, in any event, exceed 10% of the total annual salary and bonus reported for each of the Named Executive Officers.
(2)	For discussion of Avatar’s employment agreements with Messrs. Kelfer, Fels, Levy and Getman, see “Employment and Other Agreements.”
(3)	On October 20, 2000, Mr. Kelfer was awarded an opportunity to receive 50,000 Performance Conditioned Restricted Stock Units. See “Employment and Other Agreements” below. The dollar amount reported in the table has been calculated by multiplying the closing price of Avatar Common Stock on the date of award by 50,000. At December 31, 2001, Mr. Kelfer continued to hold the award, and the dollar amount calculated as of such date was $1,178,000. Mr. Kelfer also continued to hold 100,000 Performance Conditioned Restricted Stock Units awarded to him on December 7, 1998. At December 31, 2001, the dollar amount of such units was $2,356,000. Mr. Kelfer is not entitled to receive dividends on the units.
(4)	Includes success fee of $1 million paid to Mr. Kelfer following the April 15, 1999 sale of Avatar’s utilities businesses under an agreement with Mr. Kelfer dated December 7, 1998.
(5)	Messrs. Fels and Levy became executive officers on December 7, 1998.
(6)	For information with respect to transactions regarding Mr. Fels and Mr. Levy see “Certain Relationships and Related Transactions.”
(7)	Reflects Avatar’s contribution to the 401(k) Plan.

Option/SAR Grants in 2001

       During 2001, no options or SARs were granted to any Named Executive Officers.

Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

       During 2001, no options were exercised by any Named Executive Officer and no options held by any Named Executive Officer were in-the-money at December 31, 2001.

Number of Securities
Underlying Unexercised
Options at
December 31, 2001(#)

Name	Exercisable/Unexercisable

Gerald D. Kelfer	180,000/45,000

Jonathan Fels	33,334/16,666

Michael Levy	33,334/16,666

Dennis J. Getman	6,667/3,333

Charles L. McNairy	0/0

Employment and Other Agreements

Agreements with Gerald Kelfer

     Employment

      As of February 13, 1997, Avatar entered into an employment agreement with Gerald Kelfer, President, Chief Executive Officer, Chairman of the Executive Committee and Vice Chairman of the Board, which provided for a five-year term, expiring on February 13, 2002.

      As of November 30, 2000, Avatar entered into a new employment agreement with Mr. Kelfer, which expires on December 31, 2005. Pursuant to the agreement, Mr. Kelfer receives an annual base salary of $500,000 and an annual bonus of $500,000. Mr. Kelfer is also entitled to a cash bonus award under the Executive Compensation Plan approved by stockholders on May 31, 2001. Under the terms of the employment agreement with him, Mr. Kelfer may not receive cash compensation (the cumulative sum of cash payments in respect of salary, bonus and any other incentive awards, excluding stock options and restricted stock units) in excess of $10,000,000 for the period from January 1, 2001, through December 31, 2005, including any annual payments to which he may be entitled as a result of his termination.

      If Mr. Kelfer’s employment is terminated due to his disability or death, he or his estate will receive his accrued but unpaid base salary and a prorated bonus through the date of termination. If Mr. Kelfer resigns without good reason or is terminated for cause, he is entitled to receive his base salary and prorated bonus through the date of termination. If Mr. Kelfer resigns for good reason or is terminated without good cause, he is entitled to receive his base salary and bonus for the balance of the term of his employment agreement.

      If Mr. Kelfer’s employment terminates on December 31, 2005 or prior thereto he is terminated without cause or resigns for good reason, he will be entitled to annual payments of $200,000 for four years. If his employment is terminated due to his death or permanent disability or he terminates his employment as a result of a change of control (as defined in the employment agreement), Mr. Kelfer or his estate shall be entitled to receive an annual payment for four years equal to the amount derived by multiplying $200,000 by a fraction, the numerator of which is the number of completed whole months of employment from November 30, 2000 and the denominator of which is 61 (the number of whole months until December 31, 2005).

     Cash Bonus Award Agreement

      On October 20, 2000, Avatar entered into a cash bonus award agreement with Mr. Kelfer pursuant to which Mr. Kelfer was granted an award relating to parcels 1, 8, 9 of Avatar’s Harbor Islands community development project (the “Harbor Islands Project”). The award entitles

Mr. Kelfer to receive quarterly cash bonus payments equal to 8% of the cash flow of the Harbor Islands Project. In determining “cash flow”, there is a deduction for a cost of capital that Avatar would charge to the project to the extent the project is funded by Avatar, such charge to be not less than 10% per annum. Prior to the payment of any bonus, Avatar must first receive cumulative cash flow equal to $17 million (the approximate value of the land that Avatar has contributed to the project), plus a 10% return thereon compounded monthly (the “Minimum Return”). Based on the financial plan for the Harbor Islands Project at the time his award was made, cash flow to Avatar would be $35,357,643, and the bonus payable to Mr. Kelfer would be $1,748,350. Mr. Kelfer has waived the right to receive cash payments in excess of $2,500,000 under the award.

      The award also provides for repayment to Avatar by Mr. Kelfer at the end of the project, on an after-tax basis, of any excess payment, plus interest, should the Compensation Committee determine that the aggregate amount of bonus payments exceeds the aggregate amount that would have been paid if the bonus payment had been made at the end of the project.

      If Mr. Kelfer’s employment is terminated for cause or he resigns for other than good reason prior to December 31, 2005, rights to future bonus payments after the date of termination are forfeited. If Mr. Kelfer’s employment is terminated other than for cause or he resigns for good reason, he will continue to receive future bonus payments. If Mr. Kelfer’s termination is due to his permanent disability or death, Mr. Kelfer or his estate would continue to receive prorated bonus payments based upon the number of months actually employed, provided however, that Mr. Kelfer or his estate would be entitled to a minimum of $500,000 if he would have been entitled to at least such amount but for his permanent disability or death.

     Nonqualified Stock Option

      On February 13, 1997, Mr. Kelfer was granted options to purchase 225,000 shares of Avatar Common Stock under the Incentive Plan at an exercise price of $34.00 per share. Mr. Kelfer may pay the exercise price in cash or by executing a non-recourse promissory note. The options were fully vested as of February 13, 2002.

      If Mr. Kelfer’s employment is terminated due to his disability or death, the options will remain exercisable for a period of one year following the date of termination. If Mr. Kelfer resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 13, 2007.

     Amended and Restated Restricted Stock Unit

      On December 7, 1998, Avatar entered into a restricted stock unit agreement with Mr. Kelfer, which was amended and restated as of October 20, 2000. Under the restricted stock unit agreement as amended, Mr. Kelfer has been awarded under the Incentive Plan an opportunity to receive 100,000 performance conditioned restricted stock units representing 100,000 shares of Avatar Common Stock. The actual grant of the units was conditioned upon (i) the closing price of Avatar Common Stock being at least $25.00 per share for 20 trading days out of 30 consecutive trading days during the period beginning October 21, 2000 and ending December 31, 2005 (the “Grant Period”), and (ii) the continued employment of Mr. Kelfer at the time the foregoing condition is satisfied. As of May 25, 2001, the closing price of Avatar Common Stock was at least $25.00 for 20 trading days out of 30 consecutive trading days, and the restricted stock units were granted. Any units granted to Mr. Kelfer vest in full on December 31, 2005 or upon the occurrence of a change of control of Avatar, provided that, in either case, Mr. Kelfer is then employed by Avatar.

      If Mr. Kelfer’s employment is terminated due to his disability or death, the units granted to him will vest pro rata based on the number of whole months which have elapsed during the Grant Period prior to Mr. Kelfer’s disability or death. If Mr. Kelfer resigns without good reason or is terminated for cause, all of the units will be forfeited. Otherwise, the units granted to him immediately vest in full upon termination of Mr. Kelfer’s employment.

     Restricted Stock Unit

      On October 20, 2000, Avatar entered into a restricted stock unit agreement with Mr. Kelfer pursuant to which Mr. Kelfer has been awarded an opportunity to receive an additional 50,000 performance conditioned restricted stock units representing 50,000 shares of Avatar Common Stock. The terms of the restricted stock unit agreement are similar to the terms of the amended and restated restricted stock unit agreement described above. As of May 25, 2001, the closing price of Avatar Common Stock was at least $25.00 for 20 trading days out of 30 consecutive trading days, and the restricted stock units were granted.

Agreements with Jonathan Fels and Michael Levy

     Employment

      On December 4, 1997, Avatar entered into employment agreements with Jonathan Fels, as President of Avatar Properties Inc. (“Properties”) for a term of five years, and Michael Levy, as Executive Vice President and Chief Operating Officer of Properties for a term of five years.

      As of November 30, 2000, Avatar entered into amended and restated employment agreements with Mr. Fels and Mr. Levy, pursuant to which their respective terms of employment have been extended to December 31, 2004. Each of Mr. Fels and Mr. Levy receives an annual base salary of $400,000, subject to review and increase by the Board. Under other terms of the amended and restated employment agreements, Mr. Fels and Mr. Levy may not receive cash compensation (the cumulative sum of cash payments in respect of salary, bonus and any other incentive awards, excluding securities of Avatar, such as stock options, and any cash payments in respect of Permitted Activities, as defined) in excess of $7,000,000 each for the period of January 1, 2001 through December 31, 2004.

      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to disability, death or resignation without good reason or terminated by Avatar for cause, then he or his estate (in the event of his death) will receive his accrued but unpaid base salary through the date of termination. If Mr. Fels or Mr. Levy resigns for good reason or is terminated without cause, he is entitled to receive his base salary for a period of six months from the date of termination.

     Cash Bonus Award Agreements

      On October 20, 2000, Avatar entered into cash bonus award agreements with Mr. Fels and Mr. Levy, pursuant to which each was granted an award relating to the Harbor Islands Project. The awards entitle each of Mr. Fels and Mr. Levy to receive quarterly cash bonus payments equal to 6% of the cash flow of the Harbor Islands Project. In determining “cash flow”, there is a deduction for a cost of capital that Avatar would charge to the project to the extent the project is funded by Avatar, such charge to be not less than 10% per annum. Prior to the payment of any bonus, Avatar must first receive the Minimum Return. Based on the financial plan for the Harbor Islands Project at the time the awards were made, cash flow to Avatar would be $35,357,643, and the bonus payable to each of Messrs. Fels and Levy would be $1,311,263.

      The awards also provide for repayment at the end of the project, on an after-tax basis, of any excess payment, plus interest, should the Compensation Committee determine that the aggregate amount of bonus payments exceeds the aggregate amount that would have been paid if the bonus payments had been made at the end of the project.

      If either Mr. Fels’ or Mr. Levy’s employment is terminated for cause or upon resignation for other than good reason prior to December 31, 2004, rights to future bonus payments after the date of termination are forfeited. If either Mr. Fels’ or Mr. Levy’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future bonus payments. If either Mr. Fels’ or Mr. Levy’s termination is due to his permanent disability or death, he or his estate would continue to receive prorated bonus payments based upon the number of months actually employed.

     Nonqualified Stock Option Agreements

      On February 19, 1999, Messrs. Fels and Levy were each granted options to purchase 50,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options granted to each of Messrs. Fels and Levy were fully vested as of February 19, 2002.

      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to his disability or death, the options will remain exercisable until the later of one year following the date of termination or the fifth anniversary of the date he commenced employment with Avatar. If Mr. Fels or Mr. Levy resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 19, 2009.

Agreements with Dennis J. Getman

     Employment Agreement

      As of March 31, 2001, Avatar entered into an employment agreement with Dennis J. Getman, Executive Vice President and General Counsel, for a term of two years at a base salary of $250,000 per annum.

      If Mr. Getman’s employment is terminated due to his disability, death or resignation without good reason or terminated by Avatar for cause, he or his estate (in the event of his death) will receive his accrued but unpaid base salary through the date of termination. If Mr. Getman resigns for good reason or is terminated without cause, he is entitled to receive his base salary for a period of one year from the date of termination.

     Nonqualified Stock Option Agreement

      On February 19, 1999, Mr. Getman was granted options to purchase 10,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options granted to Mr. Getman were fully vested as of February 19, 2002.

      If Mr. Getman’s employment is terminated due to his disability or death, the options will remain exercisable for one year following the date of termination. If Mr. Getman resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 19, 2009.

Agreement with Charles L. McNairy

      Upon his termination of employment, Mr. McNairy is entitled to receive his base salary for a period of one year from the date of termination.

Compensation Committee Report on Executive Compensation

       The duties and responsibilities of the Compensation Committee of the Board of Directors include determination of the compensation of employees who are Directors of Avatar (including Avatar’s CEO) and all executive officers and administration of incentive compensation plans.

      Avatar’s executive compensation is intended to reward, retain and motivate management and to align the interests of Avatar’s stockholders and management. In determining salary levels and bonuses for the executive officers, primary consideration is given to each executive’s level of responsibility and individual performance, as well as compensation generally received by executives of companies engaged in similar type activities. In 2001, certain executives (other than Avatar’s CEO) received discretionary cash bonuses based on subjective factors.

CEO Compensation

       In 2001, Gerald D. Kelfer, Avatar’s CEO, was paid salary and bonus in accordance with his employment agreement that was entered into in 2000. The amounts paid in 2001 were not discretionary or otherwise related to the financial performance of Avatar.

March 21, 2002	COMPENSATION COMMITTEE William G. Spears, Chairman Milton Dresner Martin Meyerson Kenneth T. Rosen

Compensation Committee Interlocks and Insider Participation

       The members of the Compensation Committee are Messrs. Dresner, Meyerson, Rosen and Spears, none of whom are executive officers of Avatar.

Performance Graph

       The following graph provides a comparison of the cumulative total returns based on an investment of $100 after the close of the market on December 31, 1996 in Avatar’s Common Stock, The Nasdaq Market Index and the Real Estate Subdividers and Developers Index published by Media General Financial Services, Inc. (“Media General”) for the periods indicated, in each case assuming reinvestment of any dividends. The cumulative total returns for The Nasdaq Market Index were prepared by Media General.

	1996	1997	1998	1999	2000	2001

Avatar Holdings Inc.	100.00	88.87	50.00	56.64	66.02	73.63
Nasdaq	100.00	122.32	172.52	304.29	191.25	152.46
Peer Index	100.00	137.79	101.41	99.20	78.03	89.79

Certain Relationships and Related Transactions

      Leon Levy, Avatar’s Chairman of the Board, has an agreement with Avatar whereby Avatar provides Mr. Levy with certain registration rights with respect to Avatar’s 7% Notes purchased by Mr. Levy in an underwritten public offering in 1998, any shares of Common Stock issued upon conversion of such 7% Notes and certain shares of Common Stock owned by him.

      On December 4, 1997, Avatar acquired certain assets of Brookman-Fels, Jeff Ian, Inc. (“Brookman-Fels”), a regional developer of custom and semi-custom homes and communities in South Florida, and entered into employment agreements with its three principals. Two of the principals, Jonathan Fels and Michael Levy, each own 45% of Brookman-Fels. The purchase price is payable in installments from February 1, 1998 through November 1, 2002. Under the acquisition agreement, as amended in 1999, 2000 and 2001 the payments, including interest, of $800,000, due November 1, 1999, 2000 and 2001 were deferred and paid in January 2000, 2001 and 2002, respectively; and the outstanding principal balance is $633,670.

      On June 1, 1998, a newly-formed subsidiary of Avatar and a subsidiary of Brookman-Fels formed a joint venture and entered into a construction management agreement for Presidential Estates, a South Florida residential community. The purchase price of $588,000 for a 49% interest in the joint venture and 50% of the profits was represented by a promissory note, bearing interest at 8% per annum, which was paid, together with accrued interest, on January 4, 2001, following attainment of a specified profit level upon the closing of agreed upon units. Avatar’s subsidiary manages construction at Presidential Estates.

2. APPOINTMENT OF AUDITORS

       Ernst & Young LLP, independent accountants, audited the financial statements of Avatar for the fiscal year ended December 31, 2001. Such audit services consisted of the firm’s examination of and report on the annual financial statements and assistance and consultation in connection with filings with the Securities and Exchange Commission and other matters.

      Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Based upon the recommendation of the Audit Committee, and subject to approval by the stockholders, the Board of Directors has appointed Ernst & Young LLP, independent accountants, as auditors of Avatar for the fiscal year ending December 31, 2002. Approval by the stockholders will require the affirmative vote of a majority of the votes present at the meeting in person or by proxy and entitled to be cast. The Board of Directors recommends that the accompanying proxy be voted FOR such approval and it is intended that the proxies will be voted in such manner unless otherwise directed.

Audit Fees

       For the fiscal year ended December 31, 2001, Avatar incurred fees to Ernst & Young LLP as follows: independent audit fees — $300,000, financial systems design and implementation fees — $0, all other fees — $170,079.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

       If a stockholder intends to present a proposal for action at the 2003 Annual Meeting and wishes to have such proposal considered for inclusion in Avatar’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by December 31, 2002. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals.

      Avatar’s By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by Avatar not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, Avatar may disregard such proposal or nomination.

      In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2003 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then Avatar’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of Avatar, Juanita I. Kerrigan, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires Avatar’s officers and directors, and any persons who own more than ten percent of Avatar’s Common Stock to file reports of initial ownership of Avatar’s Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are also required to furnish Avatar with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Avatar, or written representations from certain reporting persons that no Forms 5 were required, Avatar believes that during the 2001 fiscal year all Section 16(a) filing requirements were complied with.

ADDITIONAL INFORMATION

       All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying material will be paid by Avatar. In addition to the solicitation of proxies by mail, Avatar will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by Avatar. Proxies may be solicited personally, by telephone or telegraph, by the directors and officers of Avatar without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

Juanita I. Kerrigan
Vice President and Secretary

Dated: April 30, 2002.

Notice of 2002
Annual Meeting
and Proxy
Statement

AVATAR
HOLDINGS INC.

PROXY

AVATAR HOLDINGS INC.

201 Alhambra Circle
Coral Gables, Florida 33134

This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Gerald D. Kelfer and Juanita I. Kerrigan as Proxies, each with the power to appoint his or her substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Avatar Holdings Inc. held of record by the undersigned at the close of business on April 1, 2002 at the Annual Meeting of Stockholders to be held on May 30, 2002, or any adjournment or adjournments thereof.

    If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued on next page)

Δ   FOLD AND DETACH HERE   Δ

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.	Please mark your votes as indicated in this example	☒

Item 1 – ELECTION OF TEN DIRECTORS Nominees: L. Levy, E.A. Brea, M. Dresner, G.D. Kelfer, M. Meyerson, E.B. Moynihan, K.T. Rosen, F.S. Smith, W.G. Spears, B.A. Stewart	FOR all nominees listed at left (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed.

	☐	☐

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

(Instruction: To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s) in the space provided below.)

Item 2 – APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG, LLP, INDEPENDENT ACCOUNTANTS, AS AUDITORS OF AVATAR HOLDINGS INC. FOR 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Item 3 – In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE CHECK IF YOU PLAN TO ATTEND THE ANNUAL STOCKHOLDERS MEETING		☐

Signature                                                                         Signature                                                                         Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Δ   FOLD AND DETACH HERE   Δ